ARTICLES OF AMENDMENT
                               (General Business)

            To the Secretary of State of the State of Idaho
                   Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:


1.   The name of the corporation is:     Nava Leisure USA, Inc.
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2.   The text of such amendment is as follows:

     FIRST: The first article of the Articles of Incorporation is hereby amended to read as follows:
                                   "ARTICLE I
                      The name of the Corporation shall be
                          "SENESCO TECHNOLOGIES, INC.""

     SECOND: The fifth article of the Articles of Incorporation is hereby amended to read as follows: (see attached)



3.   The date of adoption of the amendment(s) was:     January 21, 1999
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4.   Manner of adoption (check one):


     |X| The number of shares outstanding and entitled to vote was  3,000,025
                                                                  --------------

         The number of shares cast for and against each amendment was:

         Amendment to article    Shares for     Shares against
         --------------------    ----------     --------------

                  I              1,936,646            0
                  V              1,936,646            0

Dated:            January 22, 1999
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Signed by:  /s/ J. Rockwell Smith
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            President
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
                                   "ARTICLE V

      1. The authorized capital stock of the corporation shall be 50,000,000 shares of Common Stock with a par value of $.0015 per share and 5,000,000 shares of Preferred Stock having a par value of $.001 per share. Each three (3) shares of the Common Stock issued and outstanding immediately prior to the effective time of this Article V shall be converted into one (1) share of Common Stock having a par value of $.0015 per share. The par value is increased from $.0005 to $.0015 per share, and the number of authorized shares is decreased to 16,666,667. The stated capital shall remain at $7,500.01.

      2. Authority is hereby expressly granted to the Board of Directors, from time to time, to issue the Preferred Stock in one or more series and to fix by the resolution, or resolutions providing for the issuance of shares of any such series, the number of shares of such series, and the designations and relative rights and preferences to the full extent now or hereafter permitted by the laws of the State of Idaho. The holders of the shares of any such series of Preferred Stock shall have a preference over the holders of the Common Stock with respect to one or more of dividends, distributions, assets distributable upon liquidation, vote or other matters, as and to the extent fixed by resolution or resolutions of the Board of Directors providing for the issuance thereof."